Exhibit 99.1

The St. Joe Company Reports Second Quarter 2020 Results

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--July 29, 2020--The St. Joe Company (NYSE: JOE) (the “Company”) today announced total revenue increased by approximately 2% to $36.1 million for the second quarter of 2020 as compared to $35.5 million for the second quarter of 2019. The increase in real estate revenue, leasing revenue and timber revenue was partially offset by a decline in hospitality revenue related to COVID-19 restrictions. Net income increased approximately 85% to $19.2 million, or $0.33 per share, compared with net income of $10.4 million, or $0.17 per share, for the same period in 2019. Per share net income increased by approximately 90%. For the six months ended June 30, 2020, the Company’s net income increased by approximately 43% to $17.7 million or $0.30 per share compared to net income of $12.4 million or $0.21 per share for the same six-month period last year. Per share net income increased by approximately 46%.

During the second quarter, the Company moved forward on the Latitude Margaritaville Watersound community with the transfer of land to the unconsolidated joint venture and commencement of development of the initial 248 homesites in the community with the design center and models planned to be open in April 2021. The second quarter of 2020 included approximately $11.6 million in after-tax gain related to the transfer of land to the unconsolidated Latitude Margaritaville Watersound joint venture. The Company also completed the initial phases of three new residential communities, approximately 50,000 square feet of commercial spaces and the Busy Bee convenience store joint venture. In addition, with the Company’s joint venture partner, the 124-room TownePlace Suites hotel was successfully opened.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “As we navigate the uncertainty caused by the pandemic, we are seeing positive momentum in all operating segments through the second quarter. In June, we sold 89 residential homesites to five builders as well as to retail customers, including the initial sales in all three new residential communities in Bay County. This momentum is also occurring in our commercial and hospitality segments. In the second quarter, we executed 8 new commercial leases bringing the year to date total to 14. We sold 67 new The Clubs by JOE memberships in the second quarter, bringing the full-year total to 77. Our 240-unit joint venture apartment community of Pier Park Crossings, which was completed in January, is 100% leased. Our hotels, which were closed in April, gradually reopened in May. Upon reopening, the occupancy and daily rates increased quickly above summer season levels. The drive-to aspect of our hospitality market is one of the reasons for the strong recovery.”

Mr. Gonzalez continued, “Projects that have been under construction are now becoming operational. The TownePlace Suites hotel near Pier Park opened in May with its initial occupancy exceeding our expectations. We are also seeing more buyers in our residential communities, more guests in our hotels and new club members from larger urban markets and different parts of the United States, which we have not seen before. Families across the nation are beginning to notice what we have always known, which is that Northwest Florida provides a great quality of life and is a great place to live, work or play.”

Mr. Gonzalez concluded, “Despite the disruption caused by the pandemic, our operating revenue and income for the second quarter and for the first six months of 2020 exceeded our revenue and operating income for the same periods in 2019, while our operating and corporate expenses have remained steady. We currently have 869 residential homesites under contract with eight different builders. We have an additional 637 new apartment units, 604 additional new hotel rooms and other operational assets such as The Clubs by JOE amenity complex at Watersound Camp Creek, all under construction. As we continue to manage fixed corporate expenses, we expect these additional assets to be reflected in our bottom-line performance.”

The following information compares the second quarter 2020 to the second quarter 2019.

Real Estate Revenue

Real estate revenue increased approximately 14% to $17.6 million in the second quarter of 2020 as compared to $15.5 million in the second quarter of 2019. We sold 122 homesites in the second quarter of 2020 totaling $11.7 million in revenue as compared to 151 homesites in the second quarter of 2019 totaling $12.6 million in revenue. The average revenue per homesite, excluding homesite residuals, was approximately $86,000 in the second quarter of 2020 as compared to approximately $73,000 in the second quarter of 2019. Gross margin remained steady at approximately 50%. In addition to the homesite sales, the Company had eight commercial, rural and unimproved residential land sales totaling $3.6 million as compared to four such commercial and rural land sales totaling $1.3 million in the second quarter of 2019.

As of June 30, 2020, the Company had 869 residential homesites under contract, which are expected to result in revenue of approximately $96,000 per homesite for a total of $83.2 million over the next several years.

Hospitality Revenue

Hospitality revenue declined by approximately 26% to $11.6 million in the second quarter of 2020 as compared to $15.6 million in the second quarter of 2019 due to COVID-19 related restrictions initiated in March. Hotels and hospitality related businesses gradually reopened in May with business activity increasing rapidly through the end of the quarter and into July. The table below details hospitality revenue for the second quarter of 2020 and 2019 by month. Hospitality revenue was down over 70% for April 2020 as compared to April 2019. As operations reopened, June 2020 revenue exceeded June 2019 revenue by approximately 19%.

	Q2 2020	Q2 2019	Percentage Change
Revenue:
April	$1.3	$4.4	-70.5%
May	4.0	5.9	-32.2%
June	6.3	5.3	18.9%
Total Quarter	$11.6	$15.6	-25.6%

The Company has under construction a 255-room Embassy Suites hotel, with its joint venture partner, in the Pier Park area of Panama City Beach, Florida, a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, a 75-room boutique inn and new The Clubs by JOE amenities at Watersound Camp Creek, as well as a 131-room Homewood Suites hotel near the new Panama City Beach Sports Complex. The Company intends to operate these new hotels. In addition, the Bay Point Marina and Port St. Joe Marina are in reconstruction and new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, apartment and other properties increased by approximately 32% for the second quarter of 2020 as compared to the same period in 2019. This increase was due to increasing apartment leasing revenue as well as higher lease rates. COVID-19 related restrictions had minimal impact. In the second quarter of 2020, the Company abated approximately $0.1 million and deferred approximately $0.3 million of lease payments. As of June 30, 2020, the Company’s rentable space consisted of approximately 898,000 square feet of which approximately 758,000 was leased, as compared to approximately 823,000 square feet as of June 30, 2019 of which approximately 758,000 was leased. In the first quarter of 2020, the Company sold the SouthWood Town Center consisting of 34,230 rentable square feet that decreased the gross square feet under lease which was offset by newly completed rentable space. The 240 completed apartment units in Pier Park Crossings were 100% leased.

The Company, through consolidated and unconsolidated joint ventures, has under construction three apartment communities totaling 637 additional units and 107 assisted living / memory care units. There are also two commercial leasing projects under construction totaling approximately 23,000 square feet of rentable space. In addition, the Company entered into new leases for approximately 55,000 square feet of commercial space yet to be constructed.

Timber Revenue

Timber revenue increased by approximately 186% to $2.0 million for the second quarter of 2020 as compared to $0.7 million for the second quarter of 2019. Revenue increased in the second quarter of 2020 as the industry continued to recover from the effects of Hurricane Michael. Gross margins increased to 90.0% for the second quarter of 2020 as compared to 71.4% for the second quarter of 2019.

Other Operating and Corporate Expenses

Other operating and corporate expenses decreased by 2% to $5.0 million for the second quarter of 2020 compared to $5.1 million for the same period in 2019. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company maintained cash, cash equivalents and investments of $158.5 million as of June 30, 2020 compared to $158.9 million at the beginning of the quarter. Of the $158.5 million, $49.9 million was invested in U.S. Treasury Bills and $87.0 million was invested in U.S. Treasury Money Market Funds. During the second quarter of 2020, the Company incurred a total of $42.4 million for capital expenditures and used $2.0 million to repurchase 120,921 shares of its common stock. As of June 30, 2020, the Company had approximately 58.9 million shares of its common stock outstanding.

Financial data schedules included in this press release include a business performance summary, consolidated results, summary balance sheets, debt and other operating and corporate expenses for the second quarter 2020 and 2019, respectively.

FINANCIAL DATA Consolidated Results (Unaudited) ($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Real estate revenue	$17.6	$15.5	$23.4	$20.1
Hospitality revenue	11.6	15.6	18.2	23.0
Leasing revenue	4.9	3.7	9.2	7.2
Timber revenue	2.0	0.7	3.9	1.3
Total revenue	36.1	35.5	54.7	51.6
Expenses
Cost of real estate revenue	7.3	6.8	9.0	8.7
Cost of hospitality revenue	8.2	9.0	15.6	16.2
Cost of leasing revenue	1.3	1.1	1.9	2.1
Cost of timber revenue	0.2	0.2	0.4	0.3
Other operating and corporate expenses	5.0	5.1	11.9	11.1
Depreciation, depletion and amortization	3.0	2.4	6.1	4.5
Total expenses	25.0	24.6	44.9	42.9
Operating income	11.1	10.9	9.8	8.7
Investment income, net	2.0	2.5	0.4	8.6
Interest expense	(3.4)	(3.0)	(6.7)	(6.0)
Other income, net	15.5	3.3	20.0	5.0
Income before equity in loss from unconsolidated affiliates and income taxes	25.2	13.7	23.5	16.3
Equity in loss from unconsolidated affiliates	(0.1)	--	(0.2)	--
Income tax expense	(5.9)	(3.4)	(5.4)	(4.1)
Net income	19.2	10.3	17.9	12.2
Net loss (income) attributable to non-controlling interest	--	0.1	(0.2)	0.2
Net income attributable to the Company	$19.2	$10.4	$17.7	$12.4
Net income per share attributable to the Company	$0.33	$0.17	$0.30	$0.21
Weighted average shares outstanding	58,901,540	60,200,534	59,138,579	60,260,488

Summary Balance Sheet (Unaudited) ($ in millions)

	June 30, 2020	December 31, 2019
Assets
Investment in real estate, net	$497.7	$430.8
Investment in unconsolidated joint ventures	29.3	5.1
Cash and cash equivalents	106.0	185.7
Investments – debt securities	50.0	0.1
Investments – equity securities	2.4	9.7
Other assets	55.0	52.0
Property and equipment, net	19.5	19.0
Investments held by special purpose entities	206.4	206.8
Total assets	$966.3	$909.2

Liabilities and Equity
Debt, net	$120.5	$92.5
Other liabilities	68.1	57.2
Deferred tax liabilities, net	57.9	52.8
Senior Notes held by special purpose entity	177.2	177.0
Total liabilities	423.7	379.5
Total equity	542.6	529.7
Total liabilities and equity	$966.3	$909.2
Debt Schedule (Unaudited) ($ in millions – Net of issuance costs)

	June 30, 2020	December 31, 2019
Pier Park North joint venture	$44.7	$45.1
Pier Park Crossings joint venture	34.6	33.5
Watersound Origins Crossings joint venture	13.9	2.4
Watercrest joint venture	8.3	--
Community Development District	6.1	7.0
Pier Park Crossings II joint venture	4.9	--
Beckrich Building III	3.5	--
Beach Homes	1.6	1.6
Pier Park outparcel	1.5	1.5
WaterColor Crossings	1.4	1.4
Total debt, net	$120.5	$92.5

Other Operating and Corporate Expenses (Unaudited) ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Employee costs	$2.0	$2.0	$4.4	$3.8
401(k) contribution	--	--	1.2	1.1
Property taxes and insurance	1.2	1.2	2.4	2.4
Professional fees	0.9	1.0	2.1	2.0
Marketing and owner association costs	0.2	0.4	0.5	0.7
Occupancy, repairs and maintenance	0.3	0.2	0.5	0.5
Other	0.4	0.3	0.8	0.6
Total other operating and corporate expense	$5.0	$5.1	$11.9	$11.1

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter 2020 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2020; and our continued progress in our operations, including revenue growth and bottom line expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, assisted living communities and hotels some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our ability to capitalize on strategic opportunities presented by a population growth in Florida due to retirees and individuals seeking vacation homes; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover under claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (14) changes in laws, regulations or the regulatory environment affecting the development of real estate; (15) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (16) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (17) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (18) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (19) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequent 10-Q’s which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with, our various residential, hospitality, commercial, leasing and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2020, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com